EXHIBIT 99.1

On July 19, 2004, the Registrant issued the following press release:

          "PYR ENERGY ANNOUNCES COMMENCEMENT OF DRILLING ACTIVITIES AT
                      MALLARD PROSPECT, WYOMING OVERTHRUST

     DENVER - July 19, 2004 - PYR Energy Corporation (AMEX:PYR) today reported that drilling activities have begun at the Company's Mallard Prospect in the Wyoming Overthrust. The #1-30 Duck Federal well, located approximately nine miles northeast of Evanston, Wyoming, will test a potential structural closure at the south end of the Whitney Canyon - Carter Creek Field. PYR will participate with a 5% working interest in the drilling, and will be carried to casing point for an additional 23.75% working interest. After casing point, PYR will have a 28.75% working interest in the initial test well and all subsequent wells in the prospect. It is estimated that the drilling will take approximately 90 days to reach total depth. PYR currently controls 4160 net acres of leasehold within the Greater Duck AMI.

     Whitney Canyon - Carter Creek, discovered in 1978, currently produces natural gas from multiple horizons outside of PYR's prospect acreage. The main target horizon at the Mallard Prospect is the Mission Canyon Formation at an estimated depth of approximately 14,500 feet. The Mission Canyon Formation has accounted for 93% of the cumulative production from Whitney Canyon - Carter Creek.

     Denver based PYR Energy is an independent oil and gas company primarily engaged in the exploration for and the development and production of natural gas and crude oil. At the current time, PYR's activities are focused in select areas of the Rocky Mountain region, the San Joaquin Basin of California, East Texas, and the Gulf Coast. Additional information about PYR Energy Corporation can be accessed via the Company's web site at www.pyrenergy.com.

                                      # # #

     This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control. This press release includes the opinions of PYR Energy and does not necessarily include the views of any other person or entity. This release may not have been reviewed or approved by the operator and/ or participants in any of the projects discussed."